Exhibit 11
TALX CORPORATION AND SUBSIDIARIES
Statement Regarding Computation of Earnings Per Share
(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2006	2005	2006
Basic Earnings Per Share:

Net earnings:
Continuing operations	$7,151,000	$8,145,000	$13,576,000	$15,464,000
Discontinued operations	26,000	—	228,000	—

Net earnings	$7,177,000	$8,145,000	$13,804,000	$15,464,000

Weighted average number of common shares outstanding	31,645,518	32,235,700	31,629,878	32,186,196
Less: weighted average number of treasury shares	(57,430)	(633,494)	(42,659)	(333,931)

Weighted average number of common and common equivalent shares outstanding	31,588,088	31,602,206	31,587,219	31,852,265

Basic earnings per common share:
Continuing operations	$0.23	$0.26	$0.43	$0.49
Discontinued operations	—	—	0.01	—

Net earnings	$0.23	$0.26	$0.44	$0.49

Diluted Earnings Per Share:

Net earnings:
Continuing operations	$7,151,000	$8,145,000	$13,576,000	$15,464,000
Discontinued operations	26,000	—	228,000	—

Net earnings	$7,177,000	$8,145,000	$13,804,000	$15,464,000

Weighted average number of common shares outstanding	31,645,518	32,235,700	31,629,878	32,186,196
Dilutive effect of restricted shares	23,835	6,574	25,953	8,876
Weighted average number of shares issuable under employee stock plans	11,322	12,686	11,322	12,686
Dilutive effect of the exercise of stock options	2,037,547	1,455,139	1,905,444	1,535,115
Dilutive effect of the exercise of warrants	—	—	—	—
Less: weighted average number of treasury shares	(57,430)	(633,494)	(42,659)	(333,931)

Weighted average number of common and common equivalent shares outstanding	33,660,792	33,076,605	33,529,938	33,408,942

Diluted earnings per common share:
Continuing operations	$0.21	$0.25	$0.40	$0.46
Discontinued operations	—	—	0.01	—

Net earnings	$0.21	$0.25	$0.41	$0.46